Exhibit 99.1

Cryptek, Inc.

Index

Consolidated Financial Statements and Report of Independent Certified Public Accountants Years Ended December 31 2008 and 2007

Report of Independent Certified Public Accountants	2

Financial Statements

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Cash Flows	5

Consolidated Statements of Stockholders’ Equity	6

Notes to the Consolidated Financial Statements	7–35

Unaudited Condensed Consolidated Interim Financial Statements Three Months Ended March 31, 2009

Financial Statements (Unaudited)

Condensed Statement of Net Assets in Liquidation	36

Condensed Statement of Changes in Net Assets in Liquidation	36

Condensed Consolidated Balance Sheet at March 13, 2009	37

Condensed Consolidated Statements of Operations for the period January 1 to March 13, 2009 and the period January 1 to March 31, 2008	38

Condensed Consolidated Statements of Cash Flows for the period January 1 to March 13, 2009 and the period January 1 to March 31, 2008	39

Notes to the Unaudited Condensed Consolidated Financial Statements	40-41

Report of Independent Certified Public Accountants

The Board of Directors

Cryptek, Inc.

We have audited the accompanying consolidated balance sheets of Cryptek, Inc. and its subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cryptek, Inc. and its subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A, significant expenditures to sustain R&D efforts, deteriorating macroeconomic conditions which adversely impacted operations at the Virginia location, and a tight credit market caused severe liquidity constraints for the Company in 2008. Consequently, on November 21, 2008, the Company filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy court for the Eastern District of Virginia. The accompanying consolidated financial statements do not include any further adjustments that might result from the liquidation.

/s/ GRANT THORNTON LLP

McLean, Virginia
December 23, 2009

Cryptek, Inc.

Consolidated Balance Sheets

December 31,	2008	2007

Current Assets
Cash and cash equivalents	$1,097,585	$5,964,444
Accounts receivable, net of allowance of $346,544 and $179,185 for 2008 and 2007, respectively	3,822,594	6,943,889
Unbilled accounts receivable	—	722,418
Inventories, net	4,940,199	4,261,143
Deferred tax, net	—	360,868
Prepaid expenses and other current assets	378,061	755,665

Total current assets	10,238,439	19,008,427

Other Assets
Property and equipment, net	3,309,119	4,402,540
Goodwill	—	4,993,415
Intangible assets, net	—	2,636,657
Capitalized software	—	2,265,934
Other assets	101,756	203,195

Total Assets	$13,649,314	$33,510,168

Liabilities and Stockholders’ (Deficit) Equity

Current Liabilities

Current Liabilities Not Subject to Compromise
Line of credit	$1,431,062	$4,468,075
Accounts payable	2,734,768	3,946,302
Accrued liabilities	1,633,774	3,391,397
Deferred revenue	921,761	1,081,691
Mortgage payable	82,827	100,488

Total Current Liabilities Not Subject to Compromise	6,595,924	12,987,953

Liabilities Subject to Compromise (a)	10,425,182	—

Non-Current Liabilities Not Subject to Compromise
Mortgage payable	1,670,311	2,430,879
Deferred tax liabilities	—	1,016,050
Others	4,498	33,206

Total Non-Current Liabilities Not Subject to Compromise	1,674,809	3,480,135

Total Liabilities	18,904,180	16,468,088

Commitments and Contingencies

Stockholders’ (Deficit) Equity
Series E-1 preferred stock, $0.0001 par value. Authorized, issued and outstanding 9,000,000 shares	900	900
Series E-2 redeemable, convertible preferred stock, $0.0001 par value (aggregate liquidation value of approximately $774,271 as of December 31, 2008). Authorized, issued and outstanding 9,000,000 shares	900	900
Series C-1 preferred stock, $0.0001 par value. Authorized, issued and outstanding 7,000,000 shares	700	700
Series C-2 redeemable, convertible preferred stock, $0.0001 par value (aggregate liquidation value of approximately $1,045,333 as of December 31, 2008). Authorized, issued and outstanding 7,000,000 shares	700	700
Series B redeemable, convertible preferred stock, $0.0001 par value (aggregate liquidation value of approximately $5,184,595 as of December 31, 2008). Authorized, issued and outstanding 10,198,666 shares in 2008 and 2007	1,020	1,020
Series A redeemable, convertible preferred stock, $0.0001 par value (aggregate liquidation value of approximately $11,903,737 as of December 31, 2008). Authorized, issued and outstanding 21,256,673 shares in 2008 and 2007	2,126	2,126
Common stock, $0.0001 par value. Authorized 80,000,000 shares; issued and outstanding 21,718,598 shares in 2008 and 2007, respectively	2,172	2,172
Additional paid-in-capital	53,798,728	50,442,440
Accumulated other comprehensive (loss) income	(1,042,243)	751,546
Accumulated deficit	(58,019,872)	(34,160,424)

Total stockholders’ (deficit) equity	(5,254,869)	17,042,080

Total Liabilities and Stockholders’ (Deficit) Equity	$13,649,314	$33,510,168

(a) Liabilities subject to compromise consist of the following:

Line of credit, secured by the assets of Cryptek, Inc.	$7,098,000
Trade, warranty and other miscellaneous claims	3,327,182

	$10,425,182

The accompanying notes are an integral part of these financial statements.

Cryptek, Inc.

Consolidated Statements of Operations

December 31,	2008	2007

Revenues	$34,421,786	$33,245,172

Cost of Revenues	24,031,831	22,852,276

Gross Margin	10,389,955	10,392,896

Operating expenses:
Research and development	2,118,655	1,416,666
Sales and marketing	4,263,575	4,417,984
General and administrative	11,844,470	5,731,920
Interest expense, net	498,788	50,872
Impairment Charges	15,852,236	—

Total operating expenses	34,577,724	11,617,442

Operating loss before reorganization items and income taxes	(24,187,769)	(1,224,546)

Reorganization items:
Professional fees	273,477	—

Net Loss Before Income Taxes	(24,461,246)	(1,224,546)

(Benefit) Provision for Income Taxes	(601,798)	(88,683)

Net Loss	$(23,859,448)	$(1,135,863)

The accompanying notes are an integral part of these financial statements.

Cryptek, Inc.

Consolidated Statements of Cash Flows

December 31,	2008	2007

Cash Flows from Operating Activities
Net loss	$(23,859,448)	$(1,135,863)

Adjustments to reconcile net loss to net cash used in operating activities:
Compensation expense on share-based payment compensation	—	16,000
Depreciation and amortization	1,001,723	627,353
Bad debt expense	—	165,481
Reserve for inventory obsolescence	(1,449,602)	193,373
Goodwill impairment charge	6,507,781	—
Intangible impairment charge	2,533,319	—
Capitalized software impairment charge	7,640,111	—
Gain on disposal of assets, net	(13,800)	—
Changes in assets and liabilities:
Accounts receivable	3,779,870	(447,009)
Unbilled accounts receivable	722,418	132,676
Inventory	770,546	(784,542)
Prepaid expenses and other assets	(49,343)	66,524
Accounts payable	1,379,203	(975,858)
Accrued liabilities	(776,408)	1,667,334
Deferred revenue	(159,929)	531,732
Deferred tax liabilities	(601,798)	(89,503)

Net Cash Used in Operating Activities before Reorganization Items	(2,575,357)	(32,302)

Operating Cash Flows Used in Reorganization Items
Professional fees paid for services rendered in connection with Chapter 11 proceeding	(273,477)	—

Net Cash Used in Reorganization	(273,477)	—

Net Cash Used in Operating Activities	(2,848,834)

Cash Flows from Investing Activities:
Purchase of property and equipment	(290,029)	(267,748)
Payments for acquisitions, net of cash acquired	(3,310,434)	(9,834,156)
Increase in capitalized software cost	(4,396,177)	(2,265,934)
Decrease in restricted cash	2,938	(3,547)

Net Cash Used in Investing Activities	(7,993,702)	(12,371,385)

Cash flows from financing activities:
Proceeds from short-term borrowings, net	4,060,983	2,229,033
Proceeds from the exercise of warrants	28,989	—
Payments on mortgage	(778,229)	(22,137)
Proceeds from issuance of preferred shares, net of stock issuance cost	—	14,899,080
Proceeds from shareholder loans	3,327,299	28,992

Net Cash Provided by Financing Activities	6,639,042	17,134,968

Net (Decrease) Increase in Cash and Cash Equivalents	(4,203,494)	4,731,281

Foreign Exchange Impact on Cash and Cash Equivalents	(663,365)	81,506

Cash and Cash Equivalents, beginning of year	5,964,444	1,151,657

Cash and Cash Equivalents, end of year	$1,097,585	$5,964,444

Supplemental Disclosures of Cash Flow Information:
Interest paid	$532,592	$269,877

Supplemental Non-cash Financing Activity:
Conversion of convertible bridge note and interest into preferred shares	$—	$1,018,740

The accompanying notes are an integral part of these financial statements.

Cryptek, Inc.

Consolidated Statements of Stockholders’ Equity

December 31,
	Series E-1 preferred stock		Series E-2 preferred stock		Series C-1 preferred stock		Series C-2 preferred stock		Series B preferred stock		Series A preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other compre- hensive income	Total stockholders’ equity (deficit)
	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$	Shares	$
Balances at January 1, 2007	—	$—	—	$—	—	$—	—	$—	10,198,996	$1,020	21,256,673	$2,126	21,689,609	$2,169	$34,482,834	$(33,024,561)	$—	$1,463,588
Stock compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	16,000	—	—	16,000
Issuance of series C preferred stock	—	—	—	—	5,981,260	598	5,981,260	598	—	—	—	—	—	—	5,980,064	—	—	5,981,260
Conversion of convertible bridge note into series C preferred stock	—	—	—	—	1,018,740	102	1,018,740	102	—	—	—	—	—	—	1,018,536	—	—	1,018,740
Issuance of series E preferred stock	9,000,000	900	9,000,000	900	—	—	—	—	—	—	—	—	—	—	8,998,200	—	—	9,000,000
Stock issuance cost															(82,180)	—	—	(82,180)
Exercise of stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	28,989	3	28,986	—	—	28,989
Other comprehensive income - foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	751,546	751,546
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,135,863)	—	(1,135,863)

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(384,317)

Balances at December 31, 2007	9,000,000	900	9,000,000	900	7,000,000	700	7,000,000	700	10,198,996	1,020	21,256,673	2,126	21,718,598	2,172	50,442,440	(34,160,424)	751,546	17,042,080

Conversion of loan proceeds received from significant shareholder	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,327,299	—	—	3,327,299
Exercise of stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	28,989	—	—	28,989
Other comprehensive income - foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,793,789)	(1,793,789)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(23,859,448)	—	(23,859,448)

Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(25,653,237)

Balances at December 31, 2008	9,000,000	$900	9,000,000	$900	7,000,000	$700	7,000,000	$700	10,198,996	$1,020	21,256,673	$2,126	21,718,598	$2,172	$53,798,728	$(58,019,872)	$(1,042,243)	$(5,254,869)

The accompanying notes are an integral part of these financial statements.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE A—DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN

Cryptek, Inc. (“Cryptek” or the “Company”), a Delaware company, was formed during 1996, and is in the business of developing, manufacturing, selling, and supporting secure facsimile machines, TEMPEST equipment and network security solution products for customers handling sensitive information. After filing a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy court for the Eastern District of Virginia on November 21, 2008, the Company was forced into a chapter 7 liquidation proceeding on March 13, 2009.

Beginning in 2007, the Company embarked on a growth strategy through acquisitions. In 2007, the Company acquired three companies: Secure Systems Group of Sterling, Virginia, Emcon Emanation Control Ltd of Ottawa, Ontario, Canada, and Secure Systems & Technologies Ltd. (SST) of Gloucester, United Kingdom. In January of 2008, the Company also acquired the assets of ION Networks of South Plainfield, New Jersey. The Company experienced liquidity difficulties during 2008 due to the significant expenditures required to sustain the R&D efforts associated with the legacy portion of the business, specifically the development of network security solutions and deteriorating macroeconomic conditions which adversely impacted operations at the Virginia location. The deteriorating economic environment coupled with a tight credit market resulted in severe cash flow constraints. Faced with these constraints, on November 21, 2008, the Company filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy court for the Eastern District of Virginia.

The consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business. As further described in Note O, the Company was unable to obtain the necessary financing to effect the plan of reorganization. Consequently, the Chapter 11 bankruptcy petition was changed to a Chapter 7 liquidation proceeding on March 13, 2009. The accompanying consolidated financial statements do not include any further adjustments that might result from the liquidation.

Accounting for Reorganization

Subsequent to the date of the Bankruptcy Filing (the “Petition Date”), the Company’s financial statements are prepared in accordance with the American Institute of Certified Public Accountants’ Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. SOP 90-7 does not change the application of generally accepted accounting principles (“GAAP”) in the preparation of the Company’s financial statements. However, SOP 90-7 does require that financial statements, for periods including and subsequent to the filing of a Chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. In accordance with SOP 90-7 the Company has done the following:

•	On the Consolidated Balance Sheets, separated liabilities that are subject to compromise from liabilities that are not subject to compromise;

•	On the Consolidated Statements of Operations, distinguished transactions and events that are directly associated with the reorganization from the ongoing operations of the business;

•	On the Consolidated Statements of Cash Flows, separately disclosed Reorganization items, net;

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE A—DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN—Continued

•	Presented Condensed Financial Statements of entities in Chapter 11 Proceedings in Note C.

Under Chapter 11, certain claims against the Company in existence before the filing of the petition for relief under the federal bankruptcy laws are stayed while the Company continues business operations as a debtor-in-possession. These claims are reflected in the December 31, 2008 balance sheet as liabilities subject to compromise. Claims secured against the Company’s assets (secured claims) also are stayed, although the holders of such claims have the right to move the court for relief from the stay. Secured claims are secured by liens on all the assets of the Company, including the stock of all wholly-owned subsidiaries. Adjustments may result from negotiations, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim, or other events. This could result in claims being paid at less than 100% of their face value and the equity of the Company’s stockholders being diluted or eliminated entirely.

As discussed in Note N, the Company was unsuccessful in obtaining the necessary financing needed to effect the plan of reorganization submitted to the bankruptcy court and in March 2009, the Chapter 11 proceeding was converted to a Chapter 7 liquidation.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

In March 2007, the Company acquired all of the outstanding shares of EMCON Emanation Control Ltd. (“EMCON”), a provider of TEMPEST products in Canada.

In March 2007, the Company acquired all of the assets of Secure Systems Group (“SSG”), a provider of TEMPEST products in the U.S.

In December 2007, the Company acquired all of the outstanding shares of Secure Systems and Technologies Ltd. (“SST”), a provider of TEMPEST products in the United Kingdom.

In January 2008, the Company acquired all of the assets of ION Networks Inc. (“ION”), a provider of network security solution products in the U.S.

The consolidated financial statements include the balance sheets, results of operations, cash flows and changes in stockholders’ equity (deficit) for all of the wholly-owned subsidiaries identified above.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Principles of Consolidation—Continued

The accompanying consolidated financial statements include the accounts of Cryptek, Inc. and all wholly-owned subsidiaries (collectively, the “Company”). All material intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Estimates are used in accounting for, among other things, long-term contracts, allowance for doubtful accounts, reserve for inventory obsolescence, accrual of income taxes, share-based transactions and business combinations. Actual results could differ from these estimates.

Cash Equivalents and Restricted Cash

The Company considers all investments with original maturities of three months or less at the date of purchase to be cash equivalents for purposes of the statement of cash flows. At December 31, 2008 and 2007, cash equivalents consist of money market funds and time deposit accounts.

Restricted cash is composed primarily of a restricted certificate of deposit with a financial institution, which provides the Company a letter of credit for a required lease deposit and is presented as part of Other Assets.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of trade receivables. The Company sells services in the United States, Canada and United Kingdom. Generally, the Company does not require collateral or other security to support customer receivables. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for doubtful accounts related to potential credit losses.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Fair Value Measurements

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The carrying value of our lines of credit and loans payable approximate the estimated fair value for debt with similar terms, interest rates, and remaining maturities currently available to companies with similar credit ratings at December 31, 2009. The estimate of fair value of our long-term debt is based on debt with similar terms, interest rates, and remaining maturities currently available to companies with similar credit ratings at December 31, 2009.

The Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, for financial assets and liabilities measured on a recurring basis, effective January 1, 2008. SFAS No. 157 applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches, including market, income and/or cost approaches. SFAS No. 157 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, directly or indirectly.

Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Pursuant to Financial Accounting Standards Board (“FASB”) Staff Position 157-2, Effective Date of FASB Statement No. 157, the effective date of SFAS 157 for certain non-financial assets and liabilities that are measured at fair value but are recognized or disclosed at fair value on a non-recurring basis has been deferred to fiscal years beginning after November 15, 2008.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts on a regular basis. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories

Inventories are stated at the lower of cost or market net of an allowance for excess, slow-moving and obsolete inventory. Cost is determined using the average cost method.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Replacements and major improvements are capitalized; maintenance and repairs are charged to expense as incurred. Depreciation is calculated on the straight-line basis generally over a period of 3 to 5 years, which approximates the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or their useful life. Leased property or equipment meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease. At the time of retirement or other disposal of property and equipment, the cost and related accumulated depreciation are removed from their respective accounts and any resulting gain or loss is included in operations.

Leases

The Company leases its office facilities under non-cancelable operating leases that expire at various dates through 2017, and may include options that permit renewals for additional periods. Rent abatements and escalations are considered in the determination of straight-line rent expense for operating leases. The Company receives incentives to lease office facilities in certain areas. These incentives are recorded as a deferred credit and recognized as a reduction to rent expense on a straight-line basis over the lease term.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Impairment of Long-Lived Assets—Continued

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. As further described in Note G, as a result of the Chapter 11 bankruptcy proceeding, the Company assessed all of its long-lived assets for impairment and recognized a full impairment loss on all intangible assets at December 31, 2008.

Revenue Recognition

The Company’s revenues are derived from the sale of secure facsimile machines and related product support services, and the sale of network security solution products and services. The Company recognizes revenue from the sales of secure facsimile machines once earned. The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectibility is reasonably assured. Revenues related to facsimile product support contracts are recognized ratably over the term of the arrangement.

Revenues from long-term contracts to design and manufacture secure networks and provide services are recognized in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions. For software transactions that involve significant customization or installation, SOP 97-2 requires revenue to be recognized in accordance with SOP 81-1, Accounting for Performance of Construction Type and Certain Performance Type Contracts, using the percentage-of-completion method of accounting. Depending on the nature of the contract deliverables, the amount of revenue recognized during the period is determined based upon the ratio of number of units delivered to date to the total number of units deliverable under the arrangement, or based upon the ratio of the costs incurred to date to the total estimated costs to perform the contract. Units are considered to be delivered upon installation and acceptance by the customer. Costs to be incurred for any remaining insignificant obligations on delivered units are accrued upon revenue recognition. For certain other bundled services, requirements analysis, and warranty services, the contract price has been allocated to these elements based upon relative fair values.

Certain services, including program management and warranty services are recognized on a straight-line basis over the program or warranty period while other services are recognized as the services are delivered.

In addition, the full amount of an anticipated loss on any type of contract is recognized during the period in which it becomes known.

Deferred revenue represents amounts received from customers in advance of revenue recognized on product support contracts.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Business Combinations

The Company is required to allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. This valuation requires management to make significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing certain of the intangible assets and subsequently assessing the realizability of such assets include, but are not limited to, future expected cash flows from the revenues, customer contracts and discount rates. Management’s estimates of fair value are based on assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur.

Other estimates associated with the accounting for these acquisitions and subsequent assessment of impairment of the assets may change as additional information becomes available regarding the assets acquired and liabilities assumed.

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over the fair value of the net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, (“SFAS No. 142”). SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144. All goodwill and other intangible assets were deemed to be fully impaired as of December 31, 2008. As further described in Note D, as a result of the Chapter 11 bankruptcy proceeding, the Company assessed goodwill and other intangible assets for impairment and recognized a full impairment loss at December 31, 2008.

Research and Development

In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, software development costs, including, compensation, professional fees, travel, communications and allocated facilities and overhead costs, are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. The Company defines the establishment of technological feasibility as the completion of all planning, designing, coding and testing activities that are necessary to establish products that meet design specifications including functions, features and technical performance requirements. Under the Company’s definition, establishing technological feasibility is considered complete, in the case of a working model, after a working model is completed and tested. In the case of a detail program design, technological feasibility is considered complete once the product design and the detail program design have been completed, the Company has established that the necessary skills, hardware, and software technology are available to produce the product, the completeness of the detail program design and its consistency with the product design have been confirmed by documenting and tracing the detail program design to product specifications, and the detail program design has been reviewed for high-risk development issues, and any uncertainties related to identified high-risk development issues have been resolved through coding and testing. No research and development costs were capitalized during the year ended December 31, 2008.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Research and Development—Continued

Capitalized software costs are amortized on a product-by-product basis. The annual amortization for a product is calculated as the greater of the amount computed using (a) the ratio of current gross revenues for the product to total current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. Amortization begins when the product is available for general release to customers. There has been no amortization expense for the capitalized software development cost for the year ended December 31, 2007 and all capitalized software development costs were deemed to be fully impaired as of December 31, 2008.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as for tax net operating loss and credit carrryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Foreign Currency Translation

The financial statements of the Company’s foreign operations are translated into United States dollars using the exchange rate at each balance sheet date for assets and liabilities, and revenues and expenses are translated at the weighted average exchange rates during the period. The effects of foreign exchange gains and losses arising from the translation of assets and liabilities of those operations where the functional currency is not the United States dollar are included as a component of Accumulated Other Comprehensive Income accounts within shareholders’ equity.

Comprehensive Income (Loss)

Comprehensive Income (Loss) is defined as net income (loss) plus the changes in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under U.S. GAAP are included in comprehensive income (loss), but excluded from net income (loss). Other comprehensive income (loss) consists solely of foreign currency translation adjustments. Changes in components of other comprehensive income (loss) are reported net of income tax.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—Continued

Share-Based Compensation

The Company accounts for share-based compensation awards to employees using a fair value method as prescribed by SFAS 123(R), Share-Based Payment.

The Company continues to account for equity instruments issued to non-employees in accordance with Emerging Issues Task Force Issue (EITF) No. 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Accordingly, the estimated fair value of the equity instrument is recorded on the earlier of the performance commitment date or the date the services are completed.

NOTE C—CONDENSED FINANCIAL STATEMENTS OF ENTITIES IN CHAPTER 11 PROCEEDINGS

December 31,	2008

Current assets	$4,236,370
Other assets	654,172
Investments in wholly owned subsidiaries	3,213,584

Total assets	$8,104,126

Liabilities and stockholders’ deficit

Current liabilities
Current liabilities not subject to compromise	$1,510,988
Current liabilities subject to compromise	10,633,453
Intercompany payable, subject to compromise	418,080

Total liabilities	12,562,521

Commitments and contingencies	—
Stockholders’ equity (deficit)	(4,458,395)

Total liabilities and stockholders’ deficit	$8,104,126

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE C—CONDENSED FINANCIAL STATEMENTS OF ENTITIES IN CHAPTER 11 PROCEEDINGS—Continued

December 31,	2008
Revenues	$12,292,372
Cost of revenues	10,528,458

Gross margin	1,763,914
Operating expenses	26,462,002

Operating loss before reorganization items and income taxes	(24,698,088)

Reorganization items:
Professional fees	273,477

Net loss before income taxes	(24,971,565)
Provision (benefit) for income taxes	(1,188,393)

Net loss	$(23,783,172)

Cash flows from operating activities
Net loss	$(23,783,172)
Net cash used in operating activities before reorganization items	(2,900,139)

Operating cash flows from reorganization items professional fees paid for services rendered in connection with chapter 11 proceeding	(273,477)

Net cash used by reorganization items	(273,477)

Net cash used in operating activities	(3,173,616)

Net cash used in investing activities	(9,150,230)

Net cash provided by financing activities	8,192,291

Net increase (decrease) in cash and cash equivalents	(4,131,555)

Cash and cash equivalents, beginning of year	4,346,117

Cash and cash equivalents, end of year	$214,563

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE D—ACQUISITIONS, GOODWILL

The Company made the following acquisitions during the year ended December 31, 2007:

EMCON

On February 28, 2007, the Company acquired all of the outstanding shares of EMCON, for a purchase price of $4.5 million in cash. The total cost of the acquisition was approximately $4.6 million, including $100,000 in transaction costs.

The acquisition was accounted for under the purchase method of accounting. Goodwill totaling $2.3 million was recorded on acquisition based on a purchase price allocation by management. Goodwill is recognized as the excess purchase price over the fair value of net assets acquired. The goodwill recorded is not deductible for U.S. tax purposes. The Company paid a premium over the fair value of the net assets acquired for a number of reasons, primarily to further expand the Company’s TEMPEST business.

The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The purchase price has been allocated as follows:

2007
Assets acquired:
Current assets	$3,147,000
Property, equipment and other assets	364,000
Customer relationship	352,000
Tradename	221,000
Non-compete agreement	23,000
Goodwill	2,943,000

7,050,000

Liabilities assumed:
Deferred tax liability	(375,000)
Current liabilities	(2,075,000)

(2,450,000)

Total purchase price	$4,600,000

The results of operations of EMCON have been included in the Company’s results of operations since the acquisition date. Goodwill and intangible assets totaling $3,539,000 were deemed to be fully impaired as of December 31, 2008 based upon the results of the SFAS 142 and SFAS 144 impairment test.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE D—ACQUISITIONS, GOODWILL—Continued

SSG

On March 23, 2007, the Company acquired all of the assets of SSG for a purchase price of $600,000. The total cost of the acquisition was approximately $763,000, including $163,000 in transaction costs and earn out payments. SSG shall be entitled, subject to the terms and conditions of the purchase agreement, to receive as additional considerations for the acquired assets, additional cash payments of 4% based on the revenues from SSG TEMPEST products during each of the consecutive three-month periods occurring during the three year period following the closing date to the end of the final earn out period but not to exceed $1.5 million.

The acquisition was accounted for under the purchase method of accounting. Goodwill totaling $227,000 million was recorded on acquisition based on a purchase price allocation by management. Goodwill is recognized as the excess purchase price over the fair value of net assets acquired. The goodwill recorded is not deductible for U.S. tax purposes. The Company paid a premium over the fair value of the net assets acquired for a number of reasons, primarily to further expand the Company’s TEMPEST business.

The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair value. The purchase price has been allocated as follows:

Assets acquired:
Current assets	$193,000
Property, equipment and other	213,000
Customer relationships	130,000
Goodwill	227,000

Total purchase price	$763,000

The results of operations of SSG have been included in the Company’s results of operations since the acquisition date. Goodwill and intangible assets totaling $357,000 were deemed to be fully impaired as of December 31, 2008 based upon the results of the SFAS 142 and SFAS 144 impairment test.

SST

On December 1, 2007, the Company acquired all of the outstanding shares of SST for a purchase price of $4.4 million in cash. The total cost of the acquisition was approximately $7.2 million, including $2.6 million in assumed long-term liabilities relating to SST’s mortgage (see Note I, Borrowings) and $216,000 in transaction costs. SST shall be entitled, subject to the terms and conditions of the purchase agreement, to receive as additional consideration fixed fee amounts if sales are more than £10 million ($14.5 million based upon the exchange rate at December 31, 2008) in 2009 or 2010.

The acquisition was accounted for under the purchase method of accounting. Goodwill totaling $531,000 was recorded on acquisition based on a purchase price allocation by management. Goodwill is recognized as the excess purchase price over the fair value of net assets acquired. The goodwill recorded is not deductible for U.S. tax purposes.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE D—ACQUISITIONS, GOODWILL—Continued

The Company paid a premium over the fair value of the net assets acquired for a number of reasons, primarily to further expand the Company’s TEMPEST business.

The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair value. The purchase price has been allocated as follows:

Assets acquired:
Current assets	$3,600,000
Property and equipment	3,776,000
Customer relationship	1,864,000
Tradename	106,000
Non-compete agreements	35,000
Goodwill	1,347,000

10,728,000

Liabilities assumed:
Deferred liability	(492,000)
Current liabilities	(3,039,000)

(3,531,000)

Total purchase price	$7,197,000

The results of operations of SST have been included in the Company’s results of operations since the acquisition date. Goodwill and intangible assets totaling $3,352,000 were deemed to be fully impaired as of December 31, 2008 based upon the results of the SFAS 142 and SFAS 144 impairment test.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE D—ACQUISITIONS, GOODWILL—Continued

ION Networks, Inc.

On January 1, 2008, the Company acquired all of the assets of ION Networks, Inc. (“ION”), a provider of network security solution products, for a purchase price of $3.2 million in cash. The total cost of the acquisition was approximately $3.3 million, including $100,000 in transaction costs. The results of ION’s operations were included in the Company’s consolidated financial statements beginning on January 1, 2008.

The purchase price has been allocated as follows:

2008

Assets acquired:
Current assets	$366,000
Property, equipment and other assets	29,000
Customer relationship	435,000
Trade name	56,000
Technology	978,000

Goodwill	1,674,000

3,538,000

Liabilities assumed:
Current liabilities	(233,000)
Long term liabilities	—

(233,000)

Total purchase price	$3,305,000

Goodwill, intangible and technology assets of $2,985,000 were deemed to be fully impaired as of December 31, 2008 based upon the results of the SFAS 142 and SFAS 144 impairment test.

Goodwill at December 31 consists of the following:

	2008	2007

Balance at the acquisition date	$—	$4,517,000
Translation adjustment	—	476,000

	$—	$4,993,000

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE E—INVENTORIES

Inventories at December 31 consist of the following:

	2008	2007

Raw materials	$3,701,314	$3,798,182
Work-in process	1,429,870	650,753
Finished goods	111,096	83,637

	5,242,280	4,532,572

Less – allowance for obsolescence	(302,081)	(271,429)

	$4,940,199	$4,261,143

NOTE F—PROPERTY AND EQUIPMENT

Property and equipment at December 31 consists of the following:

	2008	2007

Computer hardware and software	$3,364,626	$3,227,766
Land and building	2,455,385	3,434,881
Machinery and office equipment	2,739,532	2,602,179
Leasehold improvements	289,286	252,613

	8,848,829	9,517,439
Less – accumulated depreciation and amortization	(5,539,710)	(5,114,899)

	$3,309,119	$4,402,540

Depreciation expense on property and equipment was $458,837 and $472,678 for the years ended December 31, 2008 and 2007, respectively.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE G—INTANGIBLE ASSETS

Intangible assets at December 31 consist of the following:

	2008	2007

Customer relationships	$—	$2,346,000
Tradenames	—	327,000
Non-compete agreements	—	58,000

	—	2,731,000

Translation adjustment	—	60,332
Less – accumulated amortization	—	(154,675)

	$—	$2,636,657

Amortization expense on intangibles was $545,413 and $154,675 for 2008 and 2007, respectively. At December 31, 2008, all intangible assets were deemed to be fully impaired.

NOTE H—ACCRUED LIABILITIES NOT SUBJECT TO COMPROMISE

Accrued liabilities not subject to compromise at December 31 consist of the following:

	2008	2007

Accrued expenses	$696,604	$1,793,365
Payroll and payroll withholdings	723,619	709,616
Accrued vacation	125,057	523,022
Accrued bonus	—	154,964
Accrued commission	—	64,378
Accrued taxes	88,494	16,945
401K employer contribution	—	15,762
Others	—	113,345

	$1,633,774	$3,391,397

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE I—BORROWINGS

Borrowings at December 31 consist of the following:

Line of Credit

The Company and its subsidiary, EMCON, have a revolving credit facility with Wachovia Bank dated August 17, 2007. It was amended on April 15, 2008 and renewed on August 7, 2008 (see Note O, Subsequent Events). The borrowing ceiling as of December 31, 2008 was $7.5 million under the revolving credit facility. EMCON, as part of the aforementioned revolving credit facility, has a sub-facility in the maximum principal amount of $2 million. The borrowing base on the revolving credit facility is based on the sum of (i) 85% of eligible accounts receivable plus (ii) the lesser of $1,500,000 or 50% of eligible inventory as determined by Wachovia Bank. The outstanding debt is collateralized by the assets of the Company. The debt bears interest at an annual rate of LIBOR plus 2.5%. The interest rate at December 31, 2008 was 4.9%. As of December 31, 2008, $7,098,000 was outstanding and no amounts were available under the revolving loan due to the bankruptcy filing. As of December 31, 2007, approximately $4,000,000 was outstanding under the revolving loan. Interest expense on the revolving loan for the years ended December 31, 2008 and 2007 approximated $271,000 and $71,000, respectively. Certain financial covenants, relating to the financial position of the Company, are prescribed by the lender. During 2008, the Company violated certain covenants which triggered a default on the line of credit. As the Company was unsuccessful in renegotiating the existing covenants and forbearance, the Company filed for relief under Chapter 11 of the federal bankruptcy laws. As discussed in Note N, on July 7, 2009, API Cryptek Inc., a wholly-owned subsidiary of API Nanotronics Corp., acquired substantially all of the assets of Cryptek, Inc., including its wholly-owned subsidiaries, EMCON, SST and through the purchase of Wachovia Bank’s security interest and liens in Cryptek assets for $5,000,000.

The Company had a revolving loan with Comerica Bank dated January 14, 2005. It was amended on July 21, 2006 and expired April 17, 2007. The borrowing ceiling was $2,000,000. The borrowing base on the revolving loan was based on the sum of (i) 85% of eligible accounts receivable plus (ii) the lesser of $500,000 or 40% of eligible inventory as determined by Comerica Bank. The outstanding debt was collateralized by accounts receivable and eligible inventory and bears interest at an annual rate of prime plus one percent. The outstanding amount as of December 31, 2006 was paid in full on February 23, 2007. Interest expense charged to 2007 operations prior to the payment was $16,000.

The line of credit in the balance sheet also includes overdraft of $1,431,062 and $453,000, at December 31, 2008 and 2007, respectively, executed by SST and is secured by a fixed and floating charge over the assets of the Company.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE I—BORROWINGS—Continued

Convertible Bridge Note

In December 2006, the Company entered into and received a $1 million convertible bridge note (“Note”) from one of its primary investors. The outstanding principal amount of the Note bears interest at a rate of 12% per year and the principal balance, together with all accrued but unpaid interest, was due within sixty days of receipt. On the maturity date, the Lender had the option to convert the outstanding principal balance of this Note, along with all accrued but unpaid interest, into Convertible Preferred Stock. On February 22, 2007, the Note was converted into Series C Preferred Stock (see Note K, Stockholders’ Equity).

During the year ended December 31, 2008, the Company received additional funding from one of its primary investors totaling $3,327,299. These loans are presented as additional paid in capital as the Company filed for Chapter 11 bankruptcy protection.

Long-term Debt

SST has an approximately £1.2 million bank loan ($1.8 million based upon the December 31, 2008 exchange rate) which will mature in 20 years with capital repayment commencing in 2007. Interest is charged at 6.33% per annum. The bank loan is secured by the land and the building owned by SST. In case of default, the bank has a first charge over the freehold deed of the building and land. The principal and interest will be repaid at a rate of £10,952 or approximately $22,000 per month for 187 months.

The fair value of the long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

The aggregate maturities of borrowings as of December 31, 2008 are as follows:

	Lines of Credit	Mortgage	Total

2009	$8,529,062	$82,827	$8,611,889
2010	—	87,838	87,838
2011	—	93,152	93,152
2012	—	98,788	98,788
2013	—	104,765	104,765
Thereafter	—	1,285,768	1,285,768

	$8,529,062	$1,753,138	$10,282,200

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE J—INCOME TAXES

The benefit for income taxes consists of the following:

	2008	2007

Current
Federal	$—	$—
State and local	—	—
Foreign	—	3,435

	—	3,435

Deferred
Federal	—	—
State and local	—	—
Foreign	(601,798)	(92,118)

	(601,798)	(92,118)

Benefit for income taxes	$(601,798)	$(88,683)

The above does not include the deferred tax effects of translation adjustments which are reported in accumulated other comprehensive income.

Loss before income taxes includes the following components:

	2008	2007

Domestic	$(17,643,901)	$(1,892,041)
Foreign	(6,817,345)	667,495

	$(24,461,246)	$(1,224,546)

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE J—INCOME TAXES—Continued

The Company’s effective tax rate for the year ended December 31, 2008 was approximately 2.2% which differed from the statutory federal tax rate of 34% due primarily to the change in the valuation allowance and the book impairment of goodwill that is permanently disallowed for tax purposes. The Company’s effective tax rate for the year ended December 31, 2007 was approximately 7.2% which differed from the statutory federal tax rate of 34% due to Canadian provincial income taxes, Canadian research and development credits, lobbying expenses, changes in the Canadian federal tax rate, change in apportionment of state income taxes and the change in the valuation allowance.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE J—INCOME TAXES—Continued

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities as of December 31 are presented below:

	2008	2007

Deferred tax assets:
Net operating loss carryforward	$10,276,467	$6,009,433
Amortization	1,318,772	—
Canadian tax credits for research and development	301,952	74,842
Accrued expenses and reserves	793,481	362,547
Deferred Revenue	308,256	314,008
Accrued compensation	334,734	182,285
Depreciation	93,318	134,885
Other	255,751	291,485

Total deferred tax assets	13,682,731	7,369,485

Deferred tax liabilities:
Other	(45,244)	—
Amortization	—	(852,831)
Capitalized research and development costs	—	(852,831)

Total deferred tax liabilities	(45,244)	(1,710,546)

Net deferred tax assets	13,637,487	5,658,939

Valuation allowance	(13,637,487)	(6,314,121)

Net deferred tax asset (liability)	$—	$(655,182)

The net change during the year in the total valuation allowance account amounts to $7,323,366 as of December 31, 2008.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE J—INCOME TAXES—Continued

The components giving rise to the net deferred tax assets described above have been included in the accompanying balance sheets as of December 31 as follows:

	2008	2007
Current asset	$7,436	$360,868
Non-current asset	40,417	—
Current liability	(40,417)	—
Non-current liability	(7,436)	(1,016,050)

	$—	$(655,182)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on these factors, management has established a valuation allowance against the deferred tax assets against its U.S. federal and its state and local deferred tax assets as of December 31, 2007 and against all of its deferred tax assets as of December 31, 2008.

The Company has a Canadian tax credit carryforward for research and development of approximately $290,000 as of December 31, 2008 which is available to offset future federal and provincial income taxes and expires beginning in 2027.

As of December 31, 2008, the Company had approximately $26,579,317 in United States pretax net operating loss carryforwards, which expire between 2022 and 2028. Section 382 of the Internal Revenue Code contains provisions which limit or eliminate these net operating loss carry forwards when significant changes in ownership interest of the Company occur. The Company has not performed an analysis to determine the extent of any limitation or reduction of net operating loss which may apply. As of December 31, 2008, the Company had approximately $216,000 of United Kingdom net operating loss carryforward, which carryforward indefinitely.

The Company intends to indefinitely reinvest undistributed foreign earnings with respect to its Canadian and United Kingdom subsidiaries. Accordingly, no deferred tax liability has been recorded in connection therewith. It is not practicable for the Company to determine the amount of the unrecognized deferred tax liability for temporary differences related to investments in foreign subsidiaries that are essentially permanent in duration.

Management has not yet adopted the provisions of FIN 48, Accounting for Uncertain Tax Positions. The Company follows FAS 5, Accounting for Contingencies, until it adopts FIN 48.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE K—STOCKHOLDERS’ EQUITY

On February 22, 2007, the Company executed a Stock Sale and Issuance Agreement between the Convertible Bridge Note holder (see Note I, Borrowings) and various investors for one (1) share of Series C-1 Preferred Stock (par value $0.0001) and one (1) share of Series C-2 Preferred Stock (par value $0.0001) at a purchase price of $1.00 per unit. The Convertible Bridge Note was converted into 1,018,740 units and the Company was discharged and released from any claims arising under the Convertible Bridge Note. Among the investors, the president and CEO invested $70,000.

On November 29, 2007, the Company executed a Stock Sale and Issuance Agreement between various investors for one (1) share of Series E-1 Preferred Stock (par value $0.0001) and one (1) share of Series E-2 Preferred Stock (par value $0.0001) at a purchase price of $1.00 per unit. Among the investors, the president and CEO invested $15,000.

Dividends

The holders of the Series A, B, C-2 and E-2 preferred stock are entitled to receive, when and if declared by the board of directors, cumulative accrued and unpaid dividends on each share of Series A, B, C-2 and E-2 preferred stock, at the rate of 8% per annum of the initial Series A, B, C-2 and E-2 preferred stock price of $1.00 per share, subject to adjustment for dilution, prior to and in preference with respect to any declaration or payment of any dividend on common stock. The Series E-2 preferred stock has preference in liquidation over the Series A, B, C-1, C-2, D and E-1 preferred stock. The Series C-2 preferred stock has preference in liquidation over the Series A, B, C-1 and D preferred stock. The Series B preferred stock has preference in liquidation over the Series A preferred stock.

Liquidation

Upon the liquidation or dissolution of the Company, the holders of the Series E-2 preferred stock shall be entitled to be paid, prior and in preference to any distribution to the holders of the Series A, B, C-1, C-2, D, E-1 preferred stock or the common stock, an amount per share of Series E-2 preferred stock equal to the original Series E-2 preferred stock price of $1.00 per share, subject to adjustment for dilution, plus all accumulated and accrued but unpaid dividends earned.

After payment to the holders of the Series E-2 preferred stock, the holders of the Series C-2 preferred stock shall be entitled to be paid, prior and in preference to any distribution to the holders of the Series A, B, C-1, D, E-1 preferred stock or the common stock, an amount per share of Series C-2 preferred stock equal to the original Series C-2 preferred stock price of $1.00 per share, subject to adjustment for dilution, plus all accumulated and accrued but unpaid dividends earned.

After payment to the holders of the Series C-2 preferred stock, the holders of the Series B, C-1, D and E-1 preferred stock shall be entitled to be paid a pro rata amount equal to 42%, 21%, 7% and 30%, respectively, of any remaining liquidation proceeds. The holders of the Series B preferred stock shall be entitled to be paid, prior and in preference to any distribution to the holders of the Series A preferred stock or the common stock, an amount per share of Series B preferred stock equal to the original Series B preferred stock price of $1.00 per share, subject to adjustment for dilution, plus all accumulated and accrued but unpaid dividends earned.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE K—STOCKHOLDERS’ EQUITY—Continued

After payment to the holders of the Series B preferred stock, the holders of the Series A, C-1, D and E-1 preferred stock shall be entitled to be paid a pro rata amount equal to 42%, 21%, 7% and 30%, respectively, of any remaining liquidation proceeds. The holders of the Series A preferred stock shall be entitled to be paid, prior to and in preference to any distribution to the holders of common stock, an amount per share of Series A preferred stock equal to the original Series A preferred stock price of $1.00 per share, subject to adjustment for dilution, plus all accumulated and accrued but unpaid dividends earned.

At December 31, 2008, the Series A, B, C-2 and E-2 preferred stock had a liquidation value of approximately $33,160,410, $15,383,591, $8,045,333 and $9,774,271, respectively, which includes cumulative accrued but unpaid and undeclared dividends of approximately $11,903,737, $5,184,595, $1,045,333 and $774,271, respectively, or $0.56, $0.51, $0.15 and $0.09 per share, respectively. Accrued unpaid dividends for the Series A preferred stock for 2008 and 2007 were approximately $1,701,000 in each year. Accrued unpaid dividends for the Series B preferred stock for 2008 and 2007 were approximately $816,000 in each year. Accrued unpaid dividends for the Series C-2 preferred stock for 2008 and 2007 were approximately $560,000 and $485,000, respectively. Accrued unpaid dividends for the Series E-2 preferred stock for 2008 and 2007 were approximately $720,000 and $54,000, respectively.

Conversion

Each share of the Series A and Series B preferred stock may be converted at any time, at the option of the holder, into one share of common stock, subject to adjustment for dilution. Each share of the Series A and Series B preferred stock shall be automatically converted into shares of common stock upon the closing of an initial public offering at a price of at least $2.00 per share of common stock and which results in net proceeds of at least $30 million or upon the election of 66  2/3% of the outstanding shares of series B preferred stockholders.

Mandatory Redemption

At any time following the second anniversary of the original Series E-2 preferred stock issue date, the holders of at least a majority of the aggregate number of shares of the Series E-2 preferred stock then outstanding shall have the right to require the Company to redeem all of their respective shares of Series E-2 preferred stock at a price per share equal to the original issue price of $1.00 per share, subject to adjustment for dilution, plus any accumulated and accrued but unpaid dividends on the Series E-2 preferred stock. The second anniversary for the original Series E-2 preferred stock will occur on November 29, 2009.

At any time following the second anniversary of the original Series C-2 preferred stock issue date, and following the redemption in full of all shares of the Series E-2 preferred stock, the holders of at least a majority of the aggregate number of shares of the Series C-2 preferred stock then outstanding shall have the right to require the Company to redeem all of their respective shares of Series C-2 preferred stock at a price per share equal to the original issue price of $1.00 per share, subject to adjustment for dilution, plus any accumulated and accrued but unpaid dividends on the Series C-2 preferred stock. The second anniversary for the original Series C-2 preferred stock will occur on February 22, 2009.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE K—STOCKHOLDERS’ EQUITY—Continued

Mandatory Redemption—Continued

Subject to the rights of the holder of series E-2 and C-2 stockholders and the prior approval of the holders of the series E-1 and C-1 preferred stockholders, at any time following the sixth anniversary of the original Series A and Series B preferred stock issue date, and following the redemption in full of all shares of the Series E-2 and Series C-2 preferred stock, the holders of at least a majority of the aggregate number of shares of the Series A and Series B preferred stock then outstanding shall have the right to require the Company to redeem all or a portion of their respective shares of Series A or Series B preferred stock at a price per share equal to the original issue price of $1.00 per share, subject to adjustment for dilution, plus any accumulated and accrued but unpaid dividends on the Series A or Series B preferred stock. The sixth anniversary for the original Series A preferred stock will occur on February 22, 2008. The Series B preferred stock was issued on two separate dates, therefore the sixth anniversary will occur on July 29, 2008 and December 16, 2008. The redemption of the Series A preferred stock is junior to the redemption rights of the holders of the Series B preferred stock.

Voting

The shares of Series A, B, C-1 and E-1 preferred stock shall vote together with all other classes and series of stock of the Company as one single class on any and all matters as to which the stockholders shall be entitled to vote. Each share of Series A and B preferred stock shall be entitled to the number of votes per share equal to the number of shares of common stock into which each share of Series A and B preferred stock is convertible. Each share of Series C-1 and E-1 preferred stock shall entitle the holder to the number of votes per share equal to the number of shares of Series C-1 and E-1 preferred stock held by such holder. Except as expressly stated, the Series C-2, D and E-2 preferred stock shall not be entitled to vote on any matter submitted to the stockholders for a vote.

NOTE L—COMMON STOCK WARRANTS AND OPTIONS

Warrants

As of December 31, 2008 and 2007, the Company had 4,815,760 and 7,624749 warrants outstanding, respectively, with a weighted average exercise price of $0.94 and $0.60, respectively. At December 31, 2008, the weighted average remaining term of the warrants outstanding was approximately three years.

Stock Options

The Company has established a Stock Option Plan (the Plan) for employees and consultants. Under the Plan, management may grant options to purchase up to an aggregate of 8,250,000 shares of common stock of the Company. All employees of the Company are eligible to receive option grants under the Plan at the discretion of management. The options generally vest ratably over periods ranging from 3 to 5 years, with certain exceptions at the discretion of management. The options generally expire 10 years after grant.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2007 and 2006

NOTE L—COMMON STOCK WARRANTS AND OPTIONS—Continued

At December 31, 2008 and 2007, options to purchase 7,900,757 and 2,315,447 shares, respectively, of common stock were available for grant under the Plan.

The following is a summary of the option activity for 2008 and 2007:

	Number of Shares	Weighted average exercise price

Balance at December 31, 2006	9,026,303	$0.69

Granted	—	—
Exercised	—	—
Forfeited	(216,250)	(1.00)

Balance at December 31, 2007	8,810,053	0.68

Granted	—	—
Exercised	—	—
Forfeited	(8,460,810)	(1.00)

Balance at December 31, 2008	349,243	$0.53

During 2008 and 2007, no options to purchase shares of common stock were granted to employees and non-employee consultants of the Company.

The weighted average remaining contractual life of outstanding options at December 31, 2008 and 2007 were approximately 1 and 2 years, respectively.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2007 and 2006

NOTE L—COMMON STOCK WARRANTS AND OPTIONS—Continued

The following is a summary of the activity relating to nonvested options for 2008 and 2007:

	Number of Shares	Weighted average exercise price

Balance at December 31, 2006	1,816,584	$1.00

Granted	—	—
Vested	(882,696)	1.00
Forfeited	(54,628)	1.00

Balance at December 31, 2007	879,260	1.00

Granted	—	—
Vested	—	1.00
Forfeited	(879,260)	1.00

Balance at December 31, 2008	—	$—

During the year December 31, 2008 and 2007, the total compensation cost for shared-based payment arrangements recognized in income as well as the total related recognized tax benefit is insignificant.

The amount of cash received during the year ended December 31, 2008 from exercise of share options and warrants amounts to $28,989. The tax benefit realized from stock options exercised during the annual period amounts to $-0-.

Stock Option and Warrant Compensation

During 2008 and 2007, the Company recognized compensation expense (benefit) of zero for options granted to employees and approximately $0 and $16,000, respectively, for options granted to consultants.

NOTE M—COMMITMENT

Lease

The Company has two non-cancelable operating leases for office space, which expire in 2011 and 2015 with rent abatements and escalations. The leases require the Company to pay a portion of the real estate taxes, utilities, and maintenance costs for the property. The Company also leases certain vehicles and equipment under non-cancelable operating leases. Subsequent to December 31, 2008, the office space lease for the Company’s Sterling, Virginia headquarters was modified due to the bankruptcy proceedings.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE M—COMMITMENT—Continued

Lease—Continued

One of the Company’s leases for office space requires the Company to obtain a letter of credit covering the lease deposit. The Company has a certificate of deposit of approximately $100,000 with the financial institution providing the letter of credit and is included as part of restricted cash in Other assets in the Balance Sheet as of December 31, 2008.

Total rental expense under operating leases for 2008 and 2007 was approximately $931,495 and $942,001, respectively.

Future minimum rental payments under non-cancelable operating leases as of December 31, 2008 approximate the following:

Year ending December 31:

2009	$819,000
2010	845,000
2011	785,000
2012	111,000
2013	116,000
Thereafter	213,000

$2,889,000

Retirement Plan

The Company maintains a 401(k) plan covering substantially all employees of the Company. Participants must meet certain eligibility requirements to enroll in the plan and may contribute up to 20% of their annual compensation, not to exceed the maximum per year limit set by the Internal Revenue Code. The plan has a matching provision whereby the Company matches 50% of participants’ elective deferrals, up to a maximum of 6%. The Company’s contributions to the Plan were approximately $169,264 and $175,064 during 2008 and 2007, respectively. Employees vest in the Company’s contributions ratably over four years.

NOTE N—CONTINGENCIES

Litigation

The Company is involved in legal proceedings of a nature considered to be normal to its business, primarily relating to employee termination matters. While it is not feasible to predict or determine the final outcome of these proceedings, management does not believe that they will have a material adverse effect on the Company’s financial statements.

Cryptek, Inc.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

NOTE N—CONTINGENCIES

Guarantees

The Company sometimes indemnifies certain of its customers against damages, if any, they might incur as a result of a claim brought against them related to patent infringement from the use of the Company’s products. The Company is unable to estimate the maximum exposure of such indemnifications due to the inherent uncertainty and the varying nature of the contractual terms. The Company is not aware of any possible infringements requiring indemnification as of December 31, 2008.

NOTE O—SUBSEQUENT EVENTS

On November 21, 2008, the Company filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy court for the Eastern District of Virginia (Note A). The plan of reorganization approved by the bankruptcy court provided for a sale of substantially all of the Company’s assets to a newly formed entity, Cryptek Technologies, Inc. In February, 2009, the bankruptcy court approved the sale of the Company’s assets to Cryptek Technologies, Inc. and the Company (Cryptek, Inc.) petitioned for a change to a Chapter 7 liquidation to wind down its operations. The sale agreement provided Cryptek Technologies, Inc until May 31, 2009 to obtain financing for the purchase. Cryptek Technologies, Inc. was unable to raise financing within the prescribed timeframe and defaulted on the forbearance agreement. On June 23, 2009, Wachovia, as primary creditor, entered into a loan sale agreement with API Cryptek Inc. to transfer all of its rights under its loan agreement. On July 7, 2009, API Cryptek Inc., a wholly-owned subsidiary of API Nanotronics Corp., acquired substantially all of the assets of Cryptek Technologies, Inc., including its wholly-owned subsidiaries, EMCON, and SST through the purchase of Wachovia Bank’s security interest and liens in Cryptek assets for $5,000,000.

Unaudited Condensed Consolidated Financial Statements

Cryptek, Inc.

STATEMENT OF NET ASSETS IN LIQUIDATION

For the period March 14 through March 31,	2009

Assets
Cash and cash equivalents	$462,659
Accounts receivable, net	8,244,267
Inventory	5,148,063

Total assets	$13,806,990

Liabilities
Trade payables and accrued expenses	$886,668
Loans and interest payable	6,867,202

Total liabilities	7,753,870

Net assets in liquidation	$6,053,120

CONDENSED CHANGES IN NET ASSETS IN LIQUIDATION

For the period March 14, to March 31	2009

Net assets in liquidation at the beginning of the period	$(5,927,285)

Liquidation basis adjustments:
Increase in net assets during the period due to settlement	$11,780,405
Accrue estimated settlement costs	200,000

Net assets in liquidation, March 31, 2009	$6,053,120

Cryptek, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

March 13, 2009	March 2009	December 2008

Current Assets
Cash and cash equivalents	$942,716	$1,097,585
Accounts receivable, net of allowance	2,958,391	3,822,594
Inventories, net	5,147,909	4,940,199
Prepaid expenses and other current assets	524,960	378,061

Total current assets	9,573,976	10,238,439

Other Assets
Property and equipment, net	3,180,740	3,309,119
Other assets	101,756	101,756

Total Assets	$12,856,472	$13,649,314

Liabilities and Stockholders’ Deficit

Current Liabilities

Current Liabilities Not Subject to Compromise
Line of credit	$1,510,988	$1,431,059
Accounts payable & accrued liabilities	5,511,568	4,164,775
Deferred revenue	300,497	921,761
Mortgage payable	62,120	82,827

Total Current Liabilities Not Subject to Compromise	7,385,173	6,600,422

Liabilities Subject to Compromise (a)	10,099,519	10,633,447

Non-Current Liabilities Not Subject to Compromise
Mortgage payable	1,687,177	1,670,311

Total Non-Current Liabilities Not Subject to Compromise	1,687,177	1,670,311

Total Liabilities	19,171,869	18,904,180

Commitments and Contingencies

Stockholders’ Deficit
Series E-1 preferred stock, $0.0001 par value. Authorized, issued and outstanding 9,000,000 shares	900	900
Series E-2 redeemable, convertible preferred stock, $0.0001 par value (aggregate liquidation value of approximately $774,271 as of December 31, 2008). Authorized, issued and outstanding 9,000,000 shares	900	900
Series C-1 preferred stock, $0.0001 par value. Authorized, issued and outstanding 7,000,000 shares	700	700
Series C-2 redeemable, convertible preferred stock, $0.0001 par value (aggregate liquidation value of approximately $1,045,333 as of December 31, 2008). Authorized, issued and outstanding 7,000,000 shares	700	700
Series B redeemable, convertible preferred stock, $0.0001 par value (aggregate liquidation value of approximately $5,184,595 as of December 31, 2008). Authorized, issued and outstanding 10,198,666 shares in 2008 and 2007	1,020	1,020
Series A redeemable, convertible preferred stock, $0.0001 par value (aggregate liquidation value of approximately $6,053,120 as of March 31, 2008). Authorized, issued and outstanding 21,256,673 shares in December 31, 2008 and 2007	2,126	2,126
Common stock, $0.0001 par value. Authorized 80,000,000 shares; issued and outstanding 21,718,598 shares in 2008 and 2007, respectively	2,172	2,172
Additional paid-in-capital	53,798,728	53,798,728
Accumulated other comprehensive loss	(1,347,793)	(1,042,243)
Accumulated deficit	(58,774,850)	(58,019,872)

Total stockholders’ deficit	(6,315,397)	(5,254,869)

Total Liabilities and Stockholders’ Deficit	$12,856,472	$13,649,311

(a) Liabilities subject to compromise consist of the following:

Line of credit, secured by the assets of Cryptek, Inc.	$8,705,754	$7,098,000
Trade, warranty and other miscellaneous claims	1,393,765	3,535,447

	$10,099,519	$10,633,447

The accompanying notes are an integral part of these financial statements.

Cryptek, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	January 1 to March 13, 2009	January 1 to March 31, 2008

Revenues	$7,286,120	$7,995,453

Cost of Revenues	5,415,970	5,042,848

Gross Margin	1,870,150	2,952,605

Operating expenses:
Research and development	85,659	261,952
Sales, marketing and G&A	2,170,638	1,773,167
Interest expense, net	123,881	21,990

Total operating expenses	2,380,178	2,057,109

Operating (loss) income before reorganization items and income taxes	(510,028)	895,496

Reorganization items:
Professional fees	244,950	—

Net (Loss) income Before Income Taxes	(754,978)	895,496

Provision for Income Taxes	—	800

Net (Loss) Income	$(754,978)	$894,696

Other comprehensive loss	(1,347,793)	(383,079)

Total Comprehensive (loss) income	$(2,102,771)	$511,617

The accompanying notes are an integral part of these financial statements.

Cryptek, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

January 1 to March 13	2009	2008

Cash Flows from Operating Activities
Net (loss) income	$(754,978)	$894,696

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	128,379	323,777
Changes in assets and liabilities:
Accounts receivable	992,647	(1,032,017)
Unbilled accounts receivable	—	29,518
Inventory	(207,710)	(1,743,119)
Prepaid expenses and other assets	(377,098)	(253,813)
Accounts payable	24,270	823,234
Accrued liabilities	(437,086)	(106,082)
Deferred revenue	181,650	(146,319)

Net Cash Used in Operating Activities	(449,926)	(1,210,125)

Cash Flows from Investing Activities:
Purchase of property and equipment, net	—	(69,105)
Payments for acquisitions, net of cash acquired	—	(3,310,434)

Net Cash Used in Investing Activities	—	(3,379,539)

Cash flows from financing activities:
Proceeds from short-term borrowings, net	176,696	467,783
Payments on mortgage	(65,961)	(21,794)

Net Cash Provided by Financing Activities	110,735	445,989

Net Decrease in Cash and Cash Equivalents	(339,191)	(4,143,675)

Foreign Exchange Impact on Cash and Cash Equivalents	184,322	(261,657)

Cash and Cash Equivalents, beginning of year	1,097,585	5,964,444

Cash and Cash Equivalents, end of period	$942,716	$1,559,112

Supplemental Disclosures of Cash Flow Information:
None

Supplemental Non-cash Financing Activity:
None

The accompanying notes are an integral part of these financial statements.

Cryptek, Inc.

Notes to Unaudited Consolidated Financial Statements

March 13, 2008 and December 31, 2008

NOTE A—DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN

On March 13, 2009, Cryptek, Inc. (“Cryptek” or the “Company”) changed its bankruptcy petition to a Chapter 7 liquidation in the United States Bankruptcy court for the Eastern District of Virginia.

On November 21, 2008, the Company filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy court for the Eastern District of Virginia . The plan of reorganization approved by the bankruptcy court provided for a sale of substantially all of the Company’s assets to a newly formed entity, Cryptek Technologies, Inc. In February, 2009, the bankruptcy court approved the sale of the Company’s assets to Cryptek Technologies, Inc. and the Company (Cryptek, Inc.) petitioned for a change to a Chapter 7 liquidation to wind down its operations. The sale agreement provided Cryptek Technologies, Inc until May 31, 2009 to obtain financing for the purchase.

Cryptek, Inc., a Delaware company, was formed during 1996, and was formally in the business of developing, manufacturing, selling, and supporting secure facsimile machines, TEMPEST equipment and network security solution products for customers handling sensitive information. Beginning in 2007, the Company embarked on a growth strategy through acquisitions. In 2007, the Company acquired three companies: Secure Systems Group of Sterling, Virginia, Emcon Emanation Control Ltd of Ottawa, Ontario, Canada, and Secure Systems & Technologies Ltd. (SST) of Gloucester, United Kingdom. In January of 2008, the Company also acquired the assets of ION Networks of South Plainfield, New Jersey. The Company experienced liquidity difficulties during 2008 due to the significant expenditures required to sustain the R&D efforts associated with the legacy portion of the business, specifically the development of network security solutions and deteriorating macroeconomic conditions which adversely impacted operations at the Virginia location. The deteriorating economic environment coupled with a tight credit market resulted in severe cash flow constraints. Faced with these constraints, on November 21, 2008, the Company filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy court for the Eastern District of Virginia and subsequently filed a Chapter 7 petition.

The condensed consolidated financial statements for the period January 1, 2009 to March 13, 2009 have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business. As a result of the Company filing for Chapter 7 on March 13, 2009, the Company adopted the liquidation basis of accounting for the period subsequent to March 13, 2009. This basis for accounting is considered appropriate when, among other things, liquidation of a company is probable and the net realizable values of assets are reasonably determinable. Under this basis of accounting, assets are valued at their estimated net realizable values and liabilities are stated at their estimated settlement amounts.

Accounting for Reorganization

Subsequent to the date of the Chapter 11 bankruptcy filing (the “Petition Date”), the Company’s financial statements are prepared in accordance with the American Institute of Certified Public Accountants’ Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. SOP 90-7 does not change the application of generally accepted accounting principles (“GAAP”) in the preparation of the Company’s financial statements. However, SOP 90-7 does require that financial statements, for periods including and subsequent to the filing of a Chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. In accordance with SOP 90-7 the Company has done the following:

•	On the Consolidated Balance Sheet at March 13, 2009, separated liabilities that are subject to compromise from liabilities that are not subject to compromise;

Cryptek, Inc.

Notes to Consolidated Financial Statements

March 13, 2008 and December 31, 2008

NOTE A—DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN—Continued

Accounting for Reorganization—Continued

•

On the Consolidated Statement of Operations for the period January 1 through March 13, 2009, distinguished transactions and events that are directly associated with the reorganization from the ongoing operations of the business;

•	On the Consolidated Statement of Cash Flows for the period January 1 through March 13, 2009, separately disclosed Reorganization items, net;

Under Chapter 11, certain claims against the Company in existence before the filing of the petition for relief under the federal bankruptcy laws are stayed while the Company continues business operations as a debtor-in-possession. These claims are reflected in the March 13, 2009, balance sheet as liabilities subject to compromise. Claims secured against the Company’s assets (secured claims) also are stayed, although the holders of such claims have the right to move the court for relief from the stay. Secured claims are secured by liens on all the assets of the Company, including the stock of all wholly-owned subsidiaries. Adjustments may result from negotiations, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim, or other events. This could result in claims being paid at less than 100% of their face value and the equity of the Company’s stockholders being diluted or eliminated entirely.

The Company was unsuccessful in obtaining the necessary financing needed to effect the plan of reorganization submitted to the bankruptcy court and on March 13, 2009, the Chapter 11 proceeding was converted to a Chapter 7 liquidation.

The plan of reorganization approved by the bankruptcy court provided for a sale of substantially all of the Company’s assets to a newly formed entity, Cryptek Technologies, Inc. In February, 2009, the bankruptcy court approved the sale of the Company’s assets to Cryptek Technologies, Inc. Cryptek Technologies Inc. provided DIP financing of $1,500,000 to effect the sale agreement. The sale agreement provided Cryptek Technologies, Inc until May 31, 2009 to obtain financing for the purchase. Cryptek Technologies, Inc. was unable to raise financing within the prescribed timeframe and defaulted on the forbearance agreement.

NOTE B—SUBSEQUENT EVENTS

On June 23, 2009, Wachovia, as primary creditor, entered into a loan sale agreement with API Cryptek Inc. to transfer all of its rights under its loan agreement. On July 7, 2009, API Cryptek Inc., a wholly-owned subsidiary of API Nanotronics Corp., acquired substantially all of the assets of Cryptek Technologies, Inc., including its wholly-owned subsidiaries, EMCON, and SST through the purchase of Wachovia Bank’s security interest and liens in Cryptek assets for $5,000,000.